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                                                                Exhibit 99(d)(3)

                             AMENDMENT NO. 1 TO THE



                           RECAPITALIZATION AGREEMENT



                                 BY AND BETWEEN



                            SPRINGS INDUSTRIES, INC.



                                       AND



                      HEARTLAND SPRINGS INVESTMENT COMPANY





                            DATED AS OF JULY 31, 2001
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                  This AMENDMENT NO. 1 to the Recapitalization Agreement (this
"Amendment No. 1") is entered into as of this 31st day of July, 2001 by and between Springs Industries, Inc., a South Carolina corporation (the "Company"), and Heartland Springs Investment Company, a South Carolina corporation ("Merger Subsidiary" and, together with the Company, the "Parties").

                  WHEREAS, the Parties have entered into a Recapitalization Agreement, dated as of April 24, 2001 (together with the Company Disclosure Schedule and the Merger Subsidiary Disclosure Schedule, the "Original Recapitalization Agreement" and, as amended by this Amendment No. 1, the "Recapitalization Agreement");

                  WHEREAS, the Parties desire to make certain amendments to the Original Recapitalization Agreement;

                  WHEREAS, the Parties desire that, except as set forth herein, the Original Recapitalization Agreement shall remain in full force and effect; and

                  WHEREAS, capitalized terms used herein and not defined herein shall have the respective meanings given in the Original Recapitalization Agreement;

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

                  SECTION 1. The term "Conversion Time" corresponding to section "2.05" is hereby added to the table in Section 1.01(b).

                  SECTION 2. Subsection 2.05(a)(2) is hereby deleted in its entirety and Subsection 2.05(a)(3) is hereby renumbered Subsection 2.05(a)(2).

                  SECTION 3. Section 2.05(b)(ii) is hereby deleted in its entirety and replaced with the following language:

                  (ii) Cash-Out of Options. Any In-the-Money Option with respect to which a Cash-Out Election is made or deemed made shall be converted at the time established by the Company (the "CONVERSION TIME") into the right to receive from the Surviving Corporation (subject to any applicable withholding taxes) an amount equal to the product of (A) the excess of the Cash Merger Consideration over the exercise price per Class A Share of such In-the-Money Option times (B) the number of Class A Shares subject to such In-the-Money Option (the "CASH-OUT PAYMENT"), and such In-the-Money Option shall be canceled at the Conversion Time. The Cash-Out Payment shall be due and paid at (or as soon as practicable following) the Conversion Time.

                  SECTION 4. Section 2.05(b)(iii) is hereby deleted in its entirety and replaced with the following language:

                  (iii) Rollover of Options. Any In-the-Money Option with respect to which a Rollover Election is made or deemed made and each option with an exercise price per Class A Share that exceeds the Cash Merger Consideration (an "OUT-OF-THE-MONEY

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         OPTION") shall be retained after the Conversion Time on such terms and conditions as are specified in the Management Equity Schedule or otherwise determined pursuant to the terms of the Rollover Election. Any such retained option held by a Management Shareholder shall vest and be fully exercisable immediately following the Conversion Time. Such option shall also include an Appreciation Right after the Conversion Time, unless it was converted from an In-the-Money Option held by a person who is not a Management Shareholder. An "APPRECIATION RIGHT" means the right to receive upon exercise of such option, in lieu of Class A Shares, a cash payment from the Surviving Corporation (subject to any applicable withholding taxes) equal to the product of
         (I) the excess of the fair market value (to be determined based on a reasonable methodology to be developed by the Company, with the consent of Merger Subsidiary) of a Class A Share at the time of exercise over the exercise price per Class A Share of such option times (II) the number of Class A Shares as to which such option is exercised, subject to such other terms and conditions as may be provided in the Management Equity Schedule.

                  SECTION 5. Section 2.05(d) is hereby deleted in its entirety and replaced with the following language:

                           (d) Performance Units. With respect to all outstanding performance unit award agreements, the performance cycle (as defined in such agreements) shall be deemed to have terminated 10 Business Days prior to the Company Shareholders Meeting; provided that the Merger is consummated. The determination of the Company's performance for the applicable performance cycle shall be made by the Management Compensation and Organization Committee of the Company's Board of Directors prior to the Effective Time and, if the Merger is consummated, any cash amounts payable with respect to such performance unit awards shall be paid as soon as practicable thereafter. Class A Shares payable following the Effective Time with respect to any such performance unit awards shall be paid in accordance with the terms and conditions set forth in the Management Equity Schedule.

                  SECTION 6. Section 2.05(f) is hereby deleted in its entirety and replaced with the following language:

                           (f) Notwithstanding any provision of this Agreement, if Merger Subsidiary and the Chief Executive Officer of the Company determine that it would be desirable to provide for an extension of the deadline for delivering the Management Equity Schedule, then they may agree to extend any such deadline.

                  SECTION 7. Except as set forth herein, the Original Recapitalization Agreement shall remain in full force and effect. All references to "this Agreement" in the Original Recapitalization Agreement shall be references to the Original Recapitalization Agreement as amended pursuant to this Amendment No. 1.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment No. 1 to be duly executed by their respective authorized officers as of the day and year first above written.

                                           SPRINGS INDUSTRIES, INC.



                                           By: /s/ Crandall C. Bowles
                                              ---------------------------------
                                           Name:  Crandall C. Bowles
                                           Title: Chairman and CEO

                                           HEARTLAND SPRINGS INVESTMENT COMPANY



                                           By: /s/ W. Gerald McConnell
                                              ---------------------------------
                                           Name:  W. Gerald McConnell
                                           Title: Vice President and Secretary




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